Exhibit 10.18

MEDNAX, INC.

RESTRICTED STOCK AGREEMENT

FOR

[Insert name of Recipient here]

(the “Recipient”)

1.	Grant of Restricted Stock. The Compensation Committee (the “Committee”) of the Board of Directors of MEDNAX, Inc. (the “Company”) has granted on (the “Date of Grant”), to the Recipient, [NUMBER] shares of restricted common stock, par value $.01 per share, of the Company (collectively the “Restricted Stock”). The Restricted Stock shall be subject to the terms, conditions and restrictions set forth in this Agreement. The Restricted Stock was issued pursuant to the Company’s 2008 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

2.	Vesting of Restricted Stock.

(a)	Except as otherwise provided herein, the shares of Restricted Stock shall become vested as provided below. The following vesting schedule indicates each date (the “Vesting Date”) upon which the Restricted Stock shall become vested with respect to the number of shares as indicated beside the applicable Vesting Dates provided that the Continuous Service of the Recipient continues through and on the applicable Vesting Date:

Vesting Schedule:

There shall be no proportionate or partial vesting of shares of Restricted Stock in or during the months, days or periods prior to each Vesting Date, and all vesting of shares of Restricted Stock shall occur only on the applicable Vesting Date. Upon the termination or cessation of Recipient’s Continuous Service, for any reason whatsoever, any portion of the Restricted Stock which is not yet then vested, and which does not then become vested pursuant to this Section 2, shall automatically and without notice terminate, be forfeited and become null and void.

(b)	The Restricted Stock also shall become vested at such earlier times, if any, as may otherwise be determined by the Committee in its sole and absolute discretion or as may be provided in any Employment Agreement between the Recipient and the Company or any Related Entity.

(c)	For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)	“Non-Vested Shares” means any portion of the Restricted Stock subject to this Agreement that has not become vested pursuant to this Section 2.

(ii)	“Vested Shares” means any portion of the Restricted Stock subject to this Agreement that is and has become vested pursuant to this Section 2.

3.	Delivery of Restricted Stock.

(a)	The Restricted Stock shall be issued in the name of the Recipient and held in electronic book entry format by the Company’s transfer agent until the date (the “Applicable Date”) on which the shares (or a portion thereof) subject to this Restricted Stock award become Vested Shares pursuant to Section 2 hereof, subject to the provisions of Section 4 hereof. All such Restricted Stock held by the Company’s transfer agent shall be deemed restricted and may not be sold or transferred until they become Vested Shares pursuant to Section 2 hereof, and may be subject to other restrictions that the Board or the Committee shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement.

(b)	Until such shares become Vested Shares, the Recipient hereby irrevocably appoints the Secretary of the Company as his/her attorney-in-fact, with full power of appointment and substitution, to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company in accordance with and as required to adhere to the restrictions set forth in this Agreement.

(c)	On or after each Applicable Date and subject to compliance with Section 7 below, upon written request to the Company by the Recipient, the Company shall promptly cause a certificate or certificates to be issued for and with respect to all shares that become Vested Shares on that Applicable Date, which certificate(s) shall be delivered to the Recipient as soon as administratively practicable after the date of receipt by the Company of the Recipient’s written request. The certificate(s) shall bear those legends and endorsements that the Company shall deem necessary or appropriate (including those relating to restrictions on transferability and/or obligations and restrictions under the Securities Laws).

4.	Termination of Employment. Except as may be otherwise provided in an Employment Agreement between the Company or a Related Entity and the Recipient, if the Recipient’s Continuous Service with the Company is terminated for any reason, any Non-Vested Shares (other than any such Shares that become vested pursuant to Section 2 hereof on account of such termination) shall be forfeited immediately upon such termination of Continuous Service and shall revert back to the Company without any payment to the Recipient. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Shares pursuant to this Section 4.

5.	Rights with Respect to Restricted Stock.

(a)	Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all of the shares of Restricted Stock, whether Vested Shares or Non-Vested Shares, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Stock, (ii) the right to receive dividends, if any, as may be declared on the Restricted Stock from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited). Any shares of Stock issued to the Recipient as a dividend with respect to shares of Restricted Stock shall have the same status and bear the same legend as the shares of Restricted Stock and shall be held by the Company, if the shares of Restricted Stock that such dividend is attributed to is being so held, unless otherwise determined by the Committee. In addition, notwithstanding any provision to the contrary herein, any cash dividends declared with respect to shares of Restricted Stock subject to this Agreement shall be held in escrow by the Committee until such time as the shares of Restricted Stock that such cash dividends are attributed to shall become Vested Shares, and in the event that such shares of Restricted Stock are subsequently forfeited, the cash dividends attributable to such portion shall be forfeited as well.

(b)	If at any time while this Agreement is in effect (or shares granted hereunder shall be or remain unvested while Recipient’s Continuous Service continues and has not yet terminated or ceased for any reason), there shall be any increase or decrease in the number of issued and outstanding shares of Stock of the Company through the declaration of a stock dividend or through any recapitalization, combination or exchange of such shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of shares of Restricted Stock then subject to this Agreement. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(c)	Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.	Non-Transferability of Non-Vested Shares. Non-Vested Shares shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Recipient to any party (other than the Company or Related Entity), or assigned or transferred by the Recipient otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of the Recipient. A Beneficiary or other person claiming any rights under the Plan or this Agreement from or through the Recipient shall be subject to all of the terms and conditions of the Plan and this Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

7.	Tax Matters; Section 83(b) Election.

(a)	If the Recipient properly elects, within thirty (30) days of the Date of Grant, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Date of Grant) of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the Recipient shall promptly make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock. Failure by the Recipient to pay such Withholding Taxes will render this Agreement and the Restricted Stock granted hereunder null and void ab initio and the Restricted Stock shares granted hereunder will be immediately cancelled.

(b)

If the Recipient does not properly make the election described in Subsection 7(a) above, the Recipient shall, no later than ten business days from the date or dates as of which the restrictions referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof). If the Recipient fails to comply with the tax obligations set forth in the immediately preceding sentence (the “Tax

Obligations”), then the Recipient hereby irrevocably authorizes and instructs a broker to be designated by the Company in its sole discretion to sell for the account of the Recipient a sufficient number of shares of the Restricted Stock (based upon prevailing market prices at the time of such sale) necessary to satisfy the Recipient’s Tax Obligations, to remit to the Company the proceeds of such sale in such amount necessary to satisfy the Tax Obligations and to remit any balance resulting from such sale to the Recipient. In furtherance of the above, the Recipient hereby irrevocably authorizes the Company to instruct the transfer agent to transfer a portion of Recipient’s electronic shares to the designated broker in order to effectuate the sale of such shares required to satisfy the Recipient’s Tax Obligation. In addition, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(c)	Tax consequences on the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.	Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a written document signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.	Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.	Miscellaneous.

(a)	No Right to (Continued) Employment or Service. This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)	No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)	Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)	No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)	Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws rules or principles thereof).

(f)	Interpretation. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that the Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Recipient accepts the Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement.

(g)	Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)	Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 1301 Concord Terrace, Sunrise, FL 33323 or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of the Company to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)	Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j)	Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

11.	Return of Value of Shares

(a)	If the Recipient is a party to an Employment Agreement with the Company or any Related Entity and the Recipient violates any non-competition, non-solicitation, or confidentiality agreement contained therein, then, in addition to any other remedy the Company may have, the Company may, in the sole discretion of the Committee, require the Recipient to pay to the Company, upon written demand, (i) if the Recipient is employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the period beginning on the date twelve months before such violation and ending on the date on which senior management of the Company acquires actual knowledge of such violation or (ii) if the Recipient is not employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the twelve months preceding the date on which the Recipient’s employment with the Company was terminated. The aggregate Fair Market Value of such Shares of Restricted Stock shall be determined with respect to each Share on the applicable Vesting Date for that Share pursuant to Section 2 hereof, without regard to any changes in the Fair Market Value that occurred after the Vesting Date.

(b)	If the Recipient is not a party to an Employment Agreement with the Company or any Related Entity and the Recipient violates any of the agreements below, then, in addition to any other remedy the Company may have, the Company may, in the sole discretion of the Committee, require the Recipient to pay to the Company, upon written demand, (i) if the Recipient is employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the period beginning on the date twelve months before such violation and ending on the date on which senior management of the Company acquires actual knowledge of such violation or (ii) if the Recipient is not employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the twelve months preceding the date on which the Recipient’s employment with the Company was terminated. The aggregate Fair Market Value of such Shares of Restricted Stock shall be determined with respect to each Share on the Vesting Date for that Share pursuant to Section 2 hereof, without regard to any changes in the Fair Market Value that occurred after the Vesting Date.

(i) The Recipient shall hold in a fiduciary capacity for the benefit of the Company all information, knowledge or data relating to the Company or any Related Entity and their respective businesses which the Company or any Related Entity consider to be proprietary, trade secret or confidential, that the Recipient obtains or has previously obtained during his or her Continuous Service and that is not public knowledge (other than as a result of the Recipient’s violation of this provision) (the “Confidential Information”). The Recipient shall not directly or indirectly use any Confidential Information for any purposes not associated with the activities of the Company or any Related Entity, or communicate, divulge or disseminate Confidential Information to any person or entity not authorized by the Company or any Related Entity to receive it at any time during or after termination of Recipient’s Continuous Service, except with the prior written consent of the Company or as otherwise required by law or legal process.

(ii) During and for a period of twelve months after the termination of the Recipient’s Continuous Service, for any reason, voluntary or involuntary, the Recipient shall not, without the written consent of the Company, directly or indirectly solicit, entice, persuade or induce any person to leave the Continuous Service, or employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (other than a former employee who has not been employed by the Company or any Related Entity for a period in excess of six months), of the Company or any Related Entity.

(iii) During and for a period six months after the termination of the Recipient’s Continuous Service, for any reason, voluntary or involuntary, the Recipient shall not, without the written consent of the Company, accept employment with any competitor of, or otherwise engage in competition with, the Company or any Related Entity.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

MEDNAX, Inc.

By:
Thomas W. Hawkins
Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

Recipient:

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